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                                                                   EXHIBIT 23.3

              Consent of Ernst & Young LLP, Independent Auditors

   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-73235) and related Prospectus of Hollywood Park, Inc. for the registration of $350,000,000 Series B 9 1/4% Senior Subordinated Notes due 2007 and to the incorporation by reference therein of our report dated November 15, 1996 (except for the first paragraph of Note 13 and the first two paragraphs of Note 12 as to which the dates are November 18, 1996 and January 5, 1998, respectively), with respect to the consolidated financial statements of Boomtown, Inc. included in Amendment No. 4 to the Registration Statement (Form S-4 No. 333-34471) of Hollywood Park, Inc. filed with the Securities and Exchange Commission.

   We also consent to the incorporation by reference into this Registration Statement (Form S-4 No. 333-73235) and related Prospectus of Hollywood Park, Inc. for the registration of $350,000,000 Series B 9 1/4% Senior Subordinated Notes due 2007, of our report dated November 15, 1996 (except for the first paragraph of Note 13 and the first two paragraphs of Note 12 as to which the dates are November 18, 1996 and January 5, 1998, respectively), with respect to the financial statement schedule of Boomtown, Inc. for the years ended September 30, 1994, 1995 and 1996 included in Amendment No. 4 to the Registration Statement (Form S-4 No. 333-34471) of Hollywood Park, Inc. filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP
Reno, Nevada
March 24, 1999